UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 333-202970

Date of Report: January 22, 2018 (Date of earliest events reported: October 24, 2017 and January 18, 2018)

Sheng Ying Entertainment Corp.
(Exact name of Registrant as specified in its charter)

Nevada	30-0828224
(State of incorporation)	(IRS Employer ID Number)

5348 Vegas Drive, Las Vegas, NV 89108
Address of Principal Executive Office

(Previous Address of principal executive offices)

(310) 982-1331
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

These amendments to the Forms 8-K filed by Sheng Ying Entertainment Corp. (the "Company") on October 30, 2017 and December 19, 2017, are being made to supplement and clarify the change in control events described in the referenced Forms 8-K, which are both specifically incorporated in their entirety herein by this reference.

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ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

Shortly before October 24, 2017, Dr. Kok Chee LEE told a mutual friend of he and Mr. Thomas Raack that he and the rest of the Asian-based management wanted to discontinue their respective involvement with the Company and the failed business attempts during their tenure with the Company, and asked his friend to see if he knew anyone who would take over management control of the Company on the basis there would be no cash involved in the transfer, but Mr. LEE advised that 7,250,000 restricted shares of Common Stock, representing 100% of all of the issued and outstanding restricted shares, would be surrendered to the Company and transfer agent for cancellation. His friend contacted Mr. Thomas Raack and he advised he would do so. This was an oral arrangement which proceeded precisely as discussed among the 3 parties. As a result of this arrangement, no shares were issued, directly or indirectly, to Mr. Thomas Raack or anyone affiliated, directly or indirectly, with Mr. Raack, or his family members.

On October 24, 2017, consistent with his verbal arrangements, Dr. Kok Chee LEE resigned from his official positions as Director, CEO and President of the Company, and Mr. Siew Heok Ong resigned from his official positions as Director and COO of the Company. That left Ms. Sreyneang Jin the sole remaining Director, and on the same day, she appointed Mr. Thomas Raack to fill the remaining term of Mr. Lee, as Director. Mr. Raack formally accepted his appointment.

On October 25, 2017, Mr. Siew Heok Ong resigned from his official positions as Director and CFO of the Company, and on the same day, Ms. Sreyneang Jin resigned from her official positions as Director and COO of the Company.

On October 26, 2017, Mr. Raack, as the sole remaining Director of the Company, appointed himself as the CEO, President, Secretary and Treasurer of the Company. This effected a change in control, based on the control of management. No shares were issued or transferred to Mr. Thomas Raack in connection with this change in management, and no shares were owned, directly or indirectly, by Mr. Thomas Raack or family members or persons affiliated with him.

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On October 24, 2017, consistent with his verbal arrangements, described above in Item 5.01, Dr. Kok Chee LEE resigned from his official positions as Director, CEO and President of the Company, and Mr. Siew Heok Ong resigned from his official positions as Director and COO of the Company. That left Ms. Sreyneang Jin the sole remaining Director, and on the same day, she appointed Mr. Thomas Raack to fill the remaining term of Mr. Lee, as Director. Mr. Raack formally accepted his appointment.

On October 25, 2017, Mr. Siew Heok Ong resigned from his official positions as Director and CFO of the Company, and on the same day, Ms. Sreyneang Jin resigned from her official positions as Director and COO of the Company.

On October 26, 2017, Mr. Raack, as the sole remaining Director of the Company, appointed himself as the CEO, President, Secretary and Treasurer of the Company.

On December 12, 2017, Mr. Raack, as the sole remaining Director of the Company, appointed Mr. Markus W. Frick, 44, as a Director, to fill the remaining term of Mr. Siew Heok Ong. Mr. Frick has formally accepted his appointment.

On December 16, 2017, subsequent to the Board of Directors’ approval and execution of the Asset Purchase Agreement, as described in the Form 8-K filed on 12/19/2017, the Board of Directors of the Company appointed Mr. Steve Raack, 46, as a Director, to fill the remaining term of Ms. Sreyneang Jin, who resigned from her official positions as Director and COO of the Company on October 26, 2017. Mr. Steve Raack has formally accepted his appointment. Concurrently, Thomas Raack resigned his positions as CEO and President, and the Board of Directors concurrently appointed Steve Raack to serve as CEO and President. The Board of Directors also concurrently confirmed that Thomas Raack would remain as Secretary, Treasurer and CFO of the Company.

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Pursuant to the Asset Purchase Agreement, on December 18, 2017, we issued 9,000,000 shares of our restricted common stock as consideration for the purchase of assets, pursuant to the closing of an Asset Purchase Agreement. No cash was involved in the transaction. The 9,000,000 shares were the sole consideration paid by the Company for the purchase of assets from the three (3) individual owners, on the basis of 3,000,000 shares each. Prior to issuance, Mr. Larry McNabb assigned all his rights, titles and interest in and to his 3,000,00 shares to B.L.U.E. Stone Ltd. At this point, the 9,000,000 shares represented control of 83.3% of the total issued and outstanding shares of the Company and constituted control of the Company.

On December 18, 2017, the following four (4) separate shareholders of the Company voluntarily surrendered to the transfer agent a total of 7,250,000 restricted shares for cancellation:

1.	Tycoon Luck Global Ltd.; 5,950,000 shares;
2.	LWH Biomass Sdn Bhd: 400,000 shares;
3.	Yuping Wang: 450,000 shares; and
4.	Yujie Wang: 450,000 shares.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2018

SHENG YING ENTERTAINMENT CORP.

By: /s/ Steve Raack

Steve Raack

President and Chief Executive Officer